Exhibit 99.1

FluoroPharma Enters Development and Commercialization Agreement for China and Canada

Montclair, NJ -- (Marketwired) -- June 6, 2016 --

FluoroPharma Medical Inc. (OTCQB: FPMI) has entered an exclusive agreement with Sinotau USA Inc., a wholly owned subsidiary of Sinotau Pharmaceutical Group, a pharmaceutical enterprise with a focus on critical therapeutic areas. With this agreement, Sinotau will develop and commercialize FluoroPharma’s proprietary cardiac imaging assets CardioPET and BFPET in China and Canada. These agents address two different aspects of cardiovascular disease (CVD) with Positron Emission Tomography (PET) imaging.

In exchange, FluoroPharma expects to earn significant revenue based on unit sales to Sinotau and royalties based on Sinotau’s sales of both imaging agents. In addition to a $550,000 upfront payment to FluoroPharma, up to $1.4 million in development milestone payments have also been established.

CardioPET, the company’s lead imaging asset, is a fatty acid analog that targets the heart’s primary energy source, and promises to provide unique insight into cardiac physiology versus older technologies like SPECT. CardioPET has completed enrollment in a Phase II study in Europe, and will advance to additional clinical studies in the US.

BFPET, entering Phase II studies in the US, is a marker of mitochondrial membrane integrity and can be used to evaluate myocardial perfusion with all the potential benefits of Fluorine-18 PET imaging, such as higher image resolution fewer image artifacts.

 “We are pleased to have reached agreement with such a well-established partner as Sinotau,” said Thomas Tulip, Ph.D., President and Chief Executive Officer of FluoroPharma. “As cardiovascular disease prevalence continues to rise in China, Canada, and around the world, we believe these assets will play a major role in how heart disease is diagnosed and managed appropriately.”

According the World Health Organization, the death rate from cardiovascular disease in China is nearly double that of cancer, and across Asia it now exceeds the mortality rates for CVD in other developed countries.

“We are pleased to have a partnership that combines FluoroPharma’s radiopharmaceutical assets with our extensive development, regulatory, sales, and marketing capabilities,” commented Xu Xinsheng, Sinotau President and CEO. “Our goal is to offer novel radiopharmaceutical approaches to improve care and patient outcomes with the growing cardiovascular disease problem in China. Ultimately, we are focused on having an impact on the growing concern of cost implications and quality of care in such a large population.”

As part of the agreement, Sinotau is responsible for the costs and conduct of clinical studies and regulatory applications to obtain approval by the China Food and Drug Administration (CFDA) and Health Canada. Upon approval, Sinotau will be primarily responsible for all CardioPET and BFPET sales, marketing, market access and medical affairs activities in China and Canada. FluoroPharma and Sinotau will jointly support certain pre-market planning activities with a joint commitment on clinical and market development programs pending CFDA and Health Canada approvals.

“This is the first of many important partnerships which we anticipate during the course of our clinical development,” added Dr. Tulip. “The ongoing advance of CVD and the need for better and more efficient solutions in healthcare worldwide give us increased confidence in the inherent value of our portfolio, and our ability to deliver shareholder value as well.”

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The company has licensed technology from the Massachusetts General Hospital in Boston. The company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough PET imaging agents and the company is advancing two products in clinical trials for assessment of acute and chronic forms of heart disease. These novel agents have been designed to rapidly target myocardial cells. In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia and Mexico. For more information on the company, please visit: www.fluoropharma.com

About Sinotau Pharmaceutical Group:

Sinotau Pharmaceutical Group is a pharmaceutical company focused on the registration and commercialization of imported and domestic generic formulations in the Mainland China market. Sinotau commenced operations in 2002 with the purpose of providing access to quality medicines to patients across China; it has experienced strong growth throughout its lifespan with coverage of all of the Mainland Chinese market. Sinotau’s strategic focus lies in developing a product portfolio centered on Oncology, Antiretroviral, Central Nervous System and Cardiovascular System therapies in partnership with leading multinational pharmaceutical firms.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance and anticipated revenue, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward- looking statements.

Source: FluoroPharma Medical, Inc.

Contact: info@fluoropharma.com

Media Contact:

Carol Perlman
FluoroPharma Medical, Inc.
cperlman@fluoropharma.com
Phone: (917) 592-9260